Exhibit 99.1
Innovation in Digital Media Communication

Safe Harbor Statement Certain statements in this presentation contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Such statements apply to future events and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the ability of the company to develop and market new products, market conditions, technological change, and competition. All forward-looking statements attributable to ViewCast or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast undertakes no obligation to update any forward-looking statement about circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the Company's reports on Form 10-K, 10-Q and other Reports on file with the U.S. Securities and Exchange Commission.

ViewCast - What We Offer ViewCast develops enabling hardware and software products that: Capture and encode video and audio Manage, transform and deliver video, audio and other types of digital content to digital networks, computers and mobile devices Our revenue is derived from product sales, software licensing, and fees from service and support. Our products are sold and used globally in broadcasting, enterprise communication, education, training, advertising, marketing, defense, security, government and judicial applications, and within a variety of third party integrated products.

ViewCast Products Bridge Content Creation to Delivery ViewCast Solutions - Capture & encode content creating one or more file formats Simplify and manage complex workflows and data Enable multi-platform delivery Live or on-demand

Products Osprey Capture Cards Niagara Encoders VMp Asset Management Software H.264 MPEG

Market Opportunity Market Opportunity Total CAGR of 20.54% Source: Frost & Sullivan 2010 & 2011 reports

Video - Growth Driver in Digital Media The sum of all forms of video (TV, video on demand, Internet, and P2P) is expected to grow at a CAGR of >30% over the next 4 years and will constitute approximately 90 percent of global consumer traffic by 2015. EB - exabytes

# Our Markets

| | Primary application | Channel | Opportunity |
|---|---|---|---|
| Enterprise<br>Government<br>Education | Live streaming, DAM | VAR, Reseller, Integrator, Direct | Large, growing |
| Broadcast | Live streaming, DAM | VAR, Reseller, Integrator, Direct | Medium, growing |
| Service Provider, MSOs & IP content providers | Streaming, transcoding, transport/backhaul | Direct | Large, growing |

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Proprietary. ©2011 ViewCast, Inc. All rights reserved.
ViewCast

Progress - Last 12 Months Commercial Orientation: New Foundation for Growth New leadership at key positions Implemented 90% turnover in sales staff in past 18 months to drive increased productivity Shifted resources to take advantage of global demand trends Upgrading certain products to meet increasing demand for improved functionality in fast growing market segments Goal to spur sales of ViewCast products into service provider and MSO markets

ViewCast Sales Priorities Enterprise Government Broadcasters Education Education Government Broadcasters Enterprise

Preferred Stock Exchange Agreement (May 2011) Conversion of $10mm in Series B and C Preferred Stock at $0.60 per share exchange rate Eliminated more than $7.7 Million in cumulative Preferred Stock dividends Earnings per share will no longer be impacted by the Preferred Stock dividends Series E Preferred Stock ($8mm, non-dividend bearing): Conversion rate is set at $0.50 per share during the next twelve months, and Automatically converts at the conversion rate if Company raises net proceeds of $7 million in one or a series of common stock offerings during the next twelve months, or at Holder's election

Annual Revenue (millions) (CHART) 2011 Annual Sales expected to exceed 2010

Annual Net Income (CHART) (thousands)

Quarterly Revenue Q1 '10 to Q2 '11 (millions) (CHART)

Summary Financial Data

ViewCast Management John Hammock - President & COO Mr. Hammock joined ViewCast as Vice President of Sales in February 2010, moved to the position of President and Chief Operating Officer in July 2011. He brings to ViewCast more than 20 years of experience in technology sales, sales leadership and business development. Mr. Hammock has developed and maintained strong executive and customer relationships in several industries including the service provider, telecom, mobility, cable, enterprise, emerging IP content providers and video streaming sectors. Laurie Latham - CFO, SVP Finance & Administration Ms. Latham has served as Chief Financial Officer and Senior Vice President of Finance and Administration of ViewCast since December 1999. She has more than 20 years of related experience with technology companies engaged in development of new media for the Internet and interactive communications, including financial management, capital and M&A transactions, strategy development and investor relations. In addition, her earlier career experience includes public practice with national and regional accounting firms, including KPMG Peat Marwick, and management roles within the oil and gas, real estate and agricultural industries. Adrian Giuhat - CTO, SVP Product Development Mr. Giuhat has more than 20 years of senior management experience with a variety of technology and telecommunications companies including, most recently, Irving, TX-based Nexstar Broadcasting Group, one of the nation's top 20 broadcasting companies. Starting in 2008, Giuhat was Senior Vice President and CTO at Nexstar and helped define the company's digital media technology strategy. He also defined, deployed and supported the corporate IT infrastructure and data centers used for application hosting and video streaming. Jeff Kopang - VP Marketing Mr. Kopang joined ViewCast as Vice President of Marketing in June 2008. Mr. Kopang has more than 20 years of related global marketing, brand and media experience in the telecommunications and broadcast industries.

Investment Highlights Digital media industry pioneer The streaming media industry was built on the power and reliability of our Osprey(r) video capture cards. More than 400,000 Osprey video capture cards have been deployed globally. Enabling technology for high growth markets Sales force expansion in our target markets Partnerships with industry leaders Acquisition pipeline Simplified capital structure New leadership

Digital media is changing the way we conduct business, communicate and entertain. Innovation in Digital Media Communication